We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-99944) pertaining to the 401(k) Savings Plan, the Registration Statement (Form S-8 No. 33-69212) pertaining to the Non-Employee Directors' Stock Option Plan, and the Registration Statements (Form S-8 No. 33-69222 and Form S-8 No. 33-81742) pertaining to the 1993 Stock Option Plan of our report dated February 14, 1997, except as to Notes 12 and 17 as to which the date is April 11, 1997, with respect to the consolidated financial statements and schedule of Royal Grip, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.



                                                  /s/ Ernst & Young LLP
Phoenix, Arizona
April 14, 1997